EXHIBIT 11.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in this Amendment No. 2 to the Offering Statement on Form 1-A of our audit report dated May 26, 2021, with respect to the balance sheets of KingsCrowd Inc. as of December 31, 2020 and December 31, 2019, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years then ended.  Our report dated May 26, 2021 relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt about KingsCrowd Inc.’s ability to continue as a going concern.

Fruci & Associates II, PLLC

July 22, 2021